Consent of Independent Chartered Accountants






To the Securities and Exchange Commission


We hereby consent to the use of our report which was dated September 11, 2002, in this Registration Statement on Form S-8 of On the Go Healthcare, Inc., for the period ended July 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We hereby consent to the use of our report which was dated March 10, 2003, in this Registration Statement on Form S-8 of On the Go Healthcare, Inc., for the period ended January 31, 2003, appearing in the Prospectus, which is part of this Registration Statement.

We hereby consent to the use of our report which was dated December 5, 2002, in this Registration Statement on Form S-8 of On the Go Healthcare, Inc., for the period ended October 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.



ROSENBERG SMITH & PARTNERS



/s/ Stephen Rosenberg
-----------------------
Stephen Rosenberg
Chartered Accountant


April 24, 2003

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